EMPLOYMENT AGREEMENT
                              --------------------


         THIS Employment Agreement (the "Agreement"), effective this 29th day of September, 1999, is made by and among HOMESEEKERS.COM, INCORPORATED ("HomeSeekers"), a Nevada corporation, and MARK A. SPRAETZ ("Employee").

         WHEREAS, HomeSeekers, YMLS, Incorporated, a Nevada corporation ("Sub"), Real Estate Information, Inc. a Kentucky corporation ("REI"), Employee, D. Lynn Spraetz, and Dawn Bertsche, Trustee of the Spraetz Childrens' Trust, have entered into that certain Agreement and Plan of Merger of even date herewith (the "Merger Agreement");

         WHEREAS, pursuant to the closing of the Merger Agreement, HomeSeekers wishes to employ Employee as Executive Vice President of HomeSeekers' MLS Division, with such other duties and responsibilities as HomeSeekers may reasonably assign to Employee consistent with the nature and character of such employment (the "Position");

         WHEREAS, pursuant to the closing of the Agreement and Plan of Merger, Employee wishes to accept such employment subject to the terms and conditions of this Agreement;

         NOW, THEREFORE, pursuant to the closing of the Agreement and Plan of Merger, in consideration of such employment and other valuable consideration, receipt of which is hereby acknowledged, HomeSeekers and Employee agree as follows:

SECTION 1.        EMPLOYMENT.

         HomeSeekers hereby employs Employee, and Employee hereby accepts employment, as Executive Vice President of HomeSeekers' MLS Division, with such other duties and responsibilities as HomeSeekers may reasonably assign to Employee consistent with the nature and character of such employment.

SECTION 2.        TERM.

         2.1 Term. The term of this Agreement shall be three years, beginning on October 1, 1999 (the "Commencement Date").

         2.2 Termination of Employment by Death. Employee's employment with HomeSeekers shall terminate automatically upon Employee's death.

         2.3 Termination of Employment by Disability. HomeSeekers shall have the right to discharge Employee during any period in which Employee is disabled. Employee shall be considered disabled if, based upon the results of a qualified physician's examination, Employee is prevented, after reasonable accommodation by HomeSeekers, from properly performing his duties due to a mental or physical illness, sickness, or other condition for a period of ninety (90) days in any twelve (12) month period.



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Employment Agreement
Mark A. Spraetz
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         2.4 Termination of Employment for Cause. HomeSeekers shall have the right to discharge Employee at any time for cause. For this purpose, "cause" shall mean the occurrence of any of the following, while Employee is employed by
HomeSeekers:

                  (a) Employee willfully engages in any misconduct that demonstratably and materially injures HomeSeekers or any subsidiary of HomeSeekers, monetarily or otherwise;

                  (b) Employee fails to perform any lawful directive or duty consistent with the Position assigned to him by HomeSeekers' Chief Executive Officer or his designee for more than ten (10) days after being delivered a written demand for performance that identifies such failure;

                  (c) Employee is convicted in a final non-appealable manner of, or pleads nolo contendere to, (i) any criminal violation involving dishonesty, fraud, or breach of trust; or (ii) any felony;

                  (d) Employee commits any material act of dishonesty, fraud, misrepresentation or other act of moral turpitude;

                  (e) Employee willfully or habitually neglects any of the Employee's duties that he is required to perform under the terms of this Agreement for a period of more than ten (10) business days after being delivered a written demand for performance that identifies such failure;

                  (f)      Employee engages in gross misconduct; or

                  (g) Employee knowingly violates any fiduciary duty owed to HomeSeekers.

         2.5 Termination of Employment for Any Other Reason. HomeSeekers may terminate Employee's employment at any time upon thirty (30) days written notice to Employee.

         2.6 Obligations of Employee on Termination. Employee acknowledges and agrees that all property, including keys, credit cards, books, manuals, records, reports, notes, contracts, customer lists, confidential information, copies of any of the foregoing and any equipment furnished to Employee by HomeSeekers, belong to HomeSeekers and shall be promptly returned to HomeSeekers upon termination of employment.



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Employment Agreement
Mark A. Spraetz
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         2.7 Obligations of HomeSeekers upon Termination. If Employee's employment is terminated by HomeSeekers, this Agreement shall terminate as provided by its terms and HomeSeekers' obligations to Employee under this Agreement shall be limited to (i) the prorated payment of Employee's salary through the date of termination to the extent not paid by then; (ii) the payment of earned and accrued bonus or incentive payments due Employee, if any, at the time of termination under any bonus or incentive plans in which Employee participated prior to termination; and (iii) the payment of any reimbursable business expenses that were incurred by Employee prior to termination in accordance with HomeSeekers' policies and that were not reimbursed by HomeSeekers at the time of the termination of this Agreement. As of the date of termination of this Agreement, HomeSeekers' obligations to Employee under this Agreement shall terminate and HomeSeekers will have no further obligation to pay Employee or his estate, beneficiaries, or legal representatives any compensation or any other amounts, except as otherwise provided by law.

         2.8 Obligations of HomeSeekers upon Termination Other than for Cause. If Employee's employment is terminated by HomeSeekers other than for cause, this Agreement shall terminate as provided by its terms and HomeSeekers' obligations to Employee under this Agreement shall be limited to (i) payment of a sum equal to twelve (12) months base salary specified in Section 3.1 of this Agreement;
(ii) the payment of earned bonus or incentive payments due Employee, if any, at the time of termination under any bonus or incentive plans in which Employee participated prior to termination; (iii) the payment of any reimbursable business expenses that were incurred by Employee prior to termination in accordance with HomeSeekers' policies and that were not reimbursed by HomeSeekers at the time of the termination of this Agreement; and (iv) stock options granted to Employee pursuant to 3.4 hereunder shall immediately vest as of the date of any such termination as though the date of termination had occurred after the last day of the next succeeding date of this Agreement; e.g., if termination occurs during the second year of employment, all options that would otherwise vest on the second anniversary of the Commencement Date will immediately vest as of the date of termination (in addition to the previously vested first year options). As of the date of termination of this Agreement, and on payment of any sums due hereunder, HomeSeekers' obligations to Employee under this Agreement shall terminate and HomeSeekers will have no further obligation to pay Employee or his estate, beneficiaries, or legal representatives any compensation or any other amounts, except as otherwise provided by law.

SECTION 3.        COMPENSATION.

         3.1 Base Salary. As compensation for services rendered under this Agreement, Employee shall be entitled to receive a salary of One Hundred Ten Thousand Dollars ($110,000) per year. Such salary shall be payable bi-weekly in accordance with HomeSeekers' customary practices for peer employees. HomeSeekers shall withhold and deduct from the salary all taxes required by federal and state laws and any other authorized deductions. HomeSeekers will review Employee's salary at least annually. HomeSeekers may in its sole discretion increase Employee's base salary.

         3.2 Commissions. Unless Employee's commission plan is changed or modified pursuant to Section 3.2(e) of this Agreement, Employee shall be paid sales commission on the following basis:



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Employment Agreement
Mark A. Spraetz
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                  (a) Employee shall be paid (i) Three Thousand Dollars ($3,000)
for his direct "up front" sales to new customers of MLS systems with a Net Sales Price of up to Sixty Thousand Dollars ($60,000); (ii) Three Thousand Dollars ($3,000) plus ten percent (10%) of the portion of the Net Sales Price exceeding $60,000 of his direct "up front" sales to new customers of MLS systems; (iii) five percent (5%) of Net Sales Price of ongoing maintenance and other services performed by HomeSeekers in connection with an MLS system directly sold by Employee; and (iv) Twenty-five Cents ($0.25) for each active listing sent to www.homeseekers.com from a real estate broker or other entity that has sent its listings to www.homeseekers.com for the twelve (12) previous months. For purpose of this Agreement, "Net Sales Price" shall mean HomeSeekers' actual invoice price, exclusive of shipping charges and sales tax, if any, less customary trade discounts actually granted to the purchaser of any of the above-described products.

                  (b) Employee's sales commission shall be deemed earned when payment for the above-described products and services is received in full by HomeSeekers from the customer.

                  (c) Sales commissions shall be paid to Employee within 20 days of the end of each calendar month based on payments received by HomeSeekers from customers during the preceding calendar month.

                  (d) Employee shall not be entitled to any commissions on orders from customers who later cancel or refuse to accept delivery of such orders. If a customer cancels a portion of an order, Employee's commission on that order shall be reduced proportionately. In any such event, the amount of commission previously paid to Employee on sales of the above-described products that have since been returned or not accepted by a customer shall be deducted by HomeSeekers from any commissions earned and due to Employee.

                  (e) HomeSeekers reserves the right to change or modify the commission plan annually.

         3.3 Bonus. In addition to the annual base salary set forth in paragraph
3.1 of this Agreement and the commissions set forth in paragraph 3.2 of this Agreement, Employee shall be entitled to a quarterly target bonus that shall be based on performance standards established by HomeSeekers President of the MLS Division and that shall equal a maximum bonus opportunity of thirty-five percent (35%) of the then current salary for the preceding quarter to the extent that the Employee attains the maximum performance standards. The performance standards applied to Employee shall be established no later than thirty (30) days following the Commencement Date, and may include individual and corporate objectives, as well as qualitative and quantitative standards.



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Employment Agreement
Mark A. Spraetz
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         3.4 Stock Options. Pursuant to the HomeSeekers 1996 Stock Option Plan,
HomeSeekers shall grant Employee 50,000 common stock options on the Commencement Date. Pursuant to the HomeSeekers 1996 Stock Option Plan, the per share price required to exercise each stock option granted hereunder shall be the closing bid price of the stock on the date of grant. One-third of the stock options granted hereunder shall vest on the first anniversary of the Commencement Date, provided that Employee remains employed by HomeSeekers. One-third of the stock options granted hereunder shall vest on the second anniversary of the Commencement Date, provided that Employee remains employed by HomeSeekers. The remaining one-third of the stock options granted hereunder shall vest on the third anniversary of the Commencement Date, provided that Employee remains employed by HomeSeekers. Each stock option granted hereunder shall have a life of three years after vesting.

SECTION 4.        FRINGE BENEFITS.

         4.1 Welfare Benefit Plans. As Employee becomes eligible, Employee may participate in and shall receive benefits under welfare benefit plans, policies, and programs, including medical, dental, disability, and life insurance plans and programs made available by HomeSeekers to other peer employees of HomeSeekers.

         4.2 Retirement Plans. As Employee becomes eligible, Employee shall be entitled to participate in all retirement plans, policies and programs made available by HomeSeekers to other peer employees of HomeSeekers.

         4.3 Business Expenses. HomeSeekers shall reimburse Employee for all reasonable business-related expenses incurred by Employee in connection with his employment with HomeSeekers, including entertainment, travel, meals, and lodging in accordance with the policies, practices, and procedures in effect generally with respect to other peer employees of HomeSeekers.

         4.4 Changes by Company. HomeSeekers reserves the right to modify, suspend, or discontinue any and all of the above-mentioned plans, practices, policies, and programs at any time as long as such action is taken generally with respect to all peer employees of HomeSeekers.

SECTION 5 EMPLOYEE OBLIGATION.

         5.1 Duties of Employee. Employee, as Executive Vice President of HomeSeekers MLS Division, shall perform such duties and responsibilities as HomeSeekers may reasonably assign to Employee which are consistent with the nature and the character of the Position in accordance with the best interest of HomeSeekers, subject to the direction and authority of the President of MLS 2000 or his designee. The parties agree that during the performance of this Agreement, Employee shall remain located in and operate from Cincinnati, Ohio and Employer shall not require Employee to change his principal place of residence or business location for any reason. Employee shall travel on HomeSeekers business as is reasonably required in the discharge of his duties, but shall generally not be required to travel in excess of one-third of the time.



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Employment Agreement
Mark A. Spraetz
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         5.2 Services to HomeSeekers only. The Employee shall devote his productive time, ability and attention during the normal working day to the business of HomeSeekers during the term of this Agreement. The Employee shall not directly or indirectly render any services of a business, commercial or professional nature to any person or firm that is engaged in a business similar to that of or in direct competition with the Employer without the prior written consent of HomeSeekers.

         5.3 Company Policies. Employee agrees to abide by the policies, rules, regulations or usages applicable to Employee as established by HomeSeekers for all employees from time to time and provided to Employee in writing, and to perform the duties assigned to him faithfully and loyally.

         5.4 Limitations on Authority. Employee shall comply with the policies set forth in HomeSeekers' document entitled "Delegation of Spending Authority," and all amendments thereto. Notwithstanding any other provision in this Agreement to the Contrary, Employee shall not take any of the following actions on behalf of HomeSeekers or any of its subsidiaries without the express, written prior approval of HomeSeekers' Chief Executive Officer:

                  (a)      Borrow or obtain credit or execute any guarantee;

                  (b) Permit any customer of HomeSeekers to become indebted to HomeSeekers outside of the ordinary course of business;

                  (c) Purchase or cause the expenditure of funds for capital equipment;

                  (d)      Sell or transfer any capital asset of HomeSeekers;

                  (e) Execute any contract or make any commitment for the purchase or sale of HomeSeekers' products outside of the ordinary course of business;

                  (f)      Execute any lease of real or personal property; and

                  (g) Issue or cause to be issued any public announcement or press release with respect to HomeSeekers' financial results.

SECTION 6.        ACCESS TO CONFIDENTIAL INFORMATION; NONCOMPETE.

         6.1      Covenant Not to Compete.



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Employment Agreement
Mark A. Spraetz
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                  (a) Employee acknowledges that HomeSeekers has created and maintains Internet web sites at URL HomeSeekers.com and at URL CityNet.com on which it displays multiple listing data, real estate brokers and agents, and provides related services. The above enumerated items are referred to in this Agreement as the "Internet MLS Business Activities" of HomeSeekers and / or its subsidiaries as of the date of this Agreement. Employee acknowledges that HomeSeekers has established MLS 2000 for the purpose of providing, marketing, and servicing Internet based MLS systems. Employee acknowledges that Employee has been employed in a management capacity by REI, which is in the business of providing, marketing, and servicing legacy and/or Internet based MLS systems. Employee acknowledges that, by virtue of the closing of the Agreement and Plan of Merger, REI has been merged into a subsidiary of HomeSeekers and has thereby become a subsidiary of HomeSeekers, and that the confidential information, customers, and other assets of REI have become the property of HomeSeekers and its subsidiaries. Employee acknowledges that, in connection with the foregoing, HomeSeekers and its subsidiaries have accumulated valuable Confidential Information including, but not limited to, trade secrets, know-how, technology, contracts, copyrights, trademarks, patents, software, products, proprietary information, marketing plans, sources of supply, business strategies, customer lists, prospects, source codes, object codes, and other intellectual property and business records(the "Confidential Information"). "Confidential Information" does not include: (i) any information in the public domain; or (ii) any information received unsolicited from a third party under no obligation of secrecy. Employee recognizes and acknowledges that all such Confidential Information shall be and remain the property of HomeSeekers. Employee further acknowledges that, as a key management employee, Employee will be involved, on a high level, in the development, implementation and management of the business strategies and plans of MLS 2000. By virtue of Employee's unique and sensitive position and special background, employment of Employee by a competitor of HomeSeekers represents a serious competitive danger to HomeSeekers, and the use of Confidential Information about HomeSeekers' business, strategies and plans can and would constitute a valuable competitive advantage over HomeSeekers.

                  (b) In view of the foregoing, Employee agrees to maintain as secret and confidential all Confidential Information described in Section 6.1(a) of this Agreement relating to HomeSeekers. During Employee's employment by HomeSeekers and after the termination of Employee's employment, Employee shall not, without prior written authorization and consent of HomeSeekers' Chief Executive Officer, or as may otherwise be required by law or legal process, use or communicate or disclose any such Confidential Information for as long as such Confidential Information remains confidential.

                  (c) In view of the foregoing, Employee covenants and agrees that during the period of Employee's employment and for a period of one (1) year thereafter, Employee shall not directly or indirectly:

                           (i) entice, persuade, or induce any individual who
presently is, or at any time during the period of his employment hereunder was an employee of HomeSeekers or any HomeSeekers subsidiary, to terminate or refrain from renewing or extending his or her employment with HomeSeekers or any HomeSeekers subsidiary or to become employed by or enter into a contractual relationship with Employee or a business in which Employee is involved in business activities which are directly in competition with the Internet MLS Business Activities of HomeSeekers or any HomeSeekers subsidiary;



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Employment Agreement
Mark A. Spraetz
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                           (ii) engage or be engaged, in any capacity, directly
or indirectly, including but not limited as employee, agent, consultant, partner, joint venturer, independent contractor, manager, executive, owner or security holder (except as a passive investor holding less than a 1% equity interest in any enterprise) in any business entity engaged in business activities which are directly in competition with the Internet MLS Business Activities of HomeSeekers or any HomeSeekers subsidiary;

                           (iii) call upon any person who is, at that time, an
employee of HomeSeekers or any HomeSeekers subsidiary in a management capacity for the purpose or with the intent of enticing such employee away from or out of the employ of HomeSeekers or any HomeSeekers subsidiary;

                           (iv) call upon any person or entity which is, at that
time, or which has been, within one (1) year prior to that time, a customer of HomeSeekers or any HomeSeekers subsidiary for the purpose of soliciting or selling products or services in direct competition with the Internet MLS Business Activities of HomeSeekers or any HomeSeekers subsidiary;

                           (v) call upon any prospective acquisition candidate
of HomeSeekers or any HomeSeekers subsidiary known to Employee during his employment by HomeSeekers, on the Employee's own behalf or on behalf of any competitor.

                           (vi) disclose or contact customers, whether in
existence or proposed, of HomeSeekers or any HomeSeekers subsidiary to any person, firm, partnership, corporation or business for any reason or purpose which is directly competitive with the Internet MLS Business Activities of HomeSeekers or any HomeSeekers subsidiary.

The geographic scope of this covenant not to compete shall be any market in which HomeSeekers or any HomeSeekers subsidiary displays real estate listings or markets multiple listing services.

         6.2 Continuing Obligations. Subject to the limitations of Section 6.1(c), this entire Section 6 of this Agreement shall survive the termination or expiration of this Agreement. Employee agrees that, for one (1) year following his termination of employment with HomeSeekers, Employee shall inform HomeSeekers of the identification of Employee's employer and the nature of such employment or of Employee's self-employment.



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Employment Agreement
Mark A. Spraetz
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         6.3 Injunctive Relief. The parties agree and acknowledge that the restrictions contained in this Section are reasonable in scope and duration, and are necessary to protect the Internet MLS Business Activities of HomeSeekers and its subsidiaries. The parties intend that the covenants contained in this Section shall be construed as a series of separate covenants, (a) one for each country, county, city and state (or comparable political subdivision) in the geographic scope set forth in Section 6.1 of this Agreement, and, within such territorial divisions, (b) one for each month to which Employee is bound by such covenants. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in the preceding paragraphs. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants (or any part thereof) deemed included in such paragraphs, then such unenforceable covenant (or such part) shall be deemed eliminated from this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced by such court. It is the intent of the parties that the covenants set forth herein be enforced to the maximum degree permitted by applicable law. In the event that the provisions of this Section should ever be deemed to exceed the scope, time or geographic limitations of applicable law regarding covenants not to compete, then such provisions shall be reformed to the maximum scope, time or geographic limitations, as the case may be, permitted by applicable laws. The parties further agree and acknowledge that any breach of this Section will cause irreparable injury to HomeSeekers and upon any breach or threatened breach of any provision of this Section, HomeSeekers shall be entitled to injunctive relief, specific performance or other equitable relief, without the necessity of posting bond.

         6.4 Other Remedies. The undertakings herein shall not be construed as any limitation upon the remedies HomeSeekers might, in the absence of this Agreement, have at law or in equity.

SECTION 7.        GENERAL PROVISIONS.

         7.1 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.

         7.2 Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. The failure of any party to enforce any of the provisions of this Agreement shall not be deemed a waiver of any provisions or of the right of the party thereafter to enforce any provisions.

         7.3 Assignment. This Agreement is personal to Employee and shall not be assigned by Employee. Any such assignment shall be null and void.

         7.4 Severability. In case any provision of this Agreement shall, for any reason, be held to be invalid, unenforceable, or illegal, such provision shall be severed from this Agreement, and such invalidity, unenforceable or illegality shall not affect any other provisions of this Agreement.



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Employment Agreement
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         7.5 Counterparts; Facsimile. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executed copies of this Agreement of this Agreement may be delivered by facsimile, and delivery of executed facsimile copies to the parties and their counsel shall be deemed to be a delivery of a duplicate original and sufficient delivery to result in entry to this Agreement by the transmitting party; provided, however, that within ten
(10) days thereafter a signed duplicate original shall be forwarded to the party to whom a facsimile copy was forwarded.

         7.6 Governing Law, Jurisdiction and Waiver of Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada regardless of the fact that any of the parties hereto may be or may become a resident of a different country, state, or jurisdiction. Any suit or action arising out of this Agreement shall be filed in a court of competent jurisdiction within the County of Washoe, State of Nevada. The parties hereby consent to the personal jurisdiction of such courts within Washoe County, State of Nevada. The parties hereby waive any objections to venue in such courts within Washoe County, State of Nevada.

         7.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered (and shall be deemed delivered) by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such party shall designate in writing to the other party):

                  (a)      if to HomeSeekers:

                           HomeSeekers.com, Incorporated
                           6490 South McCarran Blvd., Suite 28
                           Minden, NV 89423
                           Attn: Greg Costley, Chairman/CEO
                           Telephone:  (775) 827-6886
                           Facsimile: (775) 827-8182

                           with a copy to:

                           Jenkins & Carter
                           501 Hammill Lane
                           Reno, NV  89511
                           Attn: Nathan M. Jenkins, Esq.
                           Telephone: (775) 829-7800
                           Facsimile: (775) 829-0511

                  (b)      if to the Employee:

                           Mark A. Spraetz
                           7280 Smokeywoods Lane
                           Cincinnati, Ohio 45230
                           Telephone: (513) 624-0606


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Employment Agreement
Mark A. Spraetz
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                           Facsimile:

                           with a copy to:

                           Stephen A. Kappers, Esq.
                           Cors & Bassett
                           537 E. Pete Rose Way, Suite 400
                           Cincinnati, Ohio 45202
                           Telephone: (513) 852-8208
                           Facsimile: (513) 852-8222

         7.8 Attorneys' Fees. In the event of any dispute between the parties arising out of this Agreement, the prevailing party shall be entitled, in addition to any other rights and remedies it may have, to recover its reasonable attorney fees and costs.

         7.9 Acknowledgment by Employee. Employee represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement, and that he understands its terms. Employee acknowledges that prior to assenting to the terms of this Agreement he has been given a reasonable time to review it, to consult with counsel of his own choice, and to negotiate at arms length with HomeSeekers as to its terms and contents.



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Employment Agreement
Mark A. Spraetz
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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


                                       HOMESEEKERS.COM, INCORPORATED,
                                       a Nevada corporation


                                       By: /s/ Greg Costley
                                          --------------------------------------

                                       Name: Greg Costley
                                            ------------------------------------

                                       Title: Chief Executive Officer
                                             -----------------------------------

                                       EMPLOYEE:

                                       /s/ Mark A. Spraetz
                                       -----------------------------------------
                                       Mark A. Spraetz